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                                                                 Exhibit (a)(15)


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                       NATIONWIDE ANSWERS YOUR QUESTIONS
                       NATIONWIDE HOTLINE: 1-877-655-6417

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                                 August 5, 1998


Q#1: IS IT POSSIBLE TO DISTRIBUTE A PACKET DETAILING NATIONWIDE'S CURRENT
     BENEFITS PACKAGE?

     As part of the enrollment process Nationwide provides a packet describing the benefits plans that you may enroll in to obtain coverage. If the Nationwide benefit plans are adopted on behalf of ALLIED employees, you will also receive a set of booklets detailing the provisions of the various benefit plans.

Q#2: QUESTION #10 IN THE JULY 22 UPDATE STATES THAT THE MAXIMUM LOAN AMOUNT YOU
     CAN BORROW FROM THE NATIONWIDE 401(k) IS LESSER OF $50,000 OR 50% OF YOUR VESTED ACCOUNT BALANCE. IN ONE OF THE EMPLOYEE MEETINGS IT WAS STATED THAT THE MAXIMUM LOAN AMOUNT CANNOT BE MORE THAN 33% OF YOUR SALARY. WHICH IS CORRECT?

     The maximum loan amount a participant can borrow from the Nationwide 401(k) is the lesser of $50,000 or 50% of the vested account balance. In addition, there is a limit on the maximum amount of the loan repayment. The combination of loan repayments cannot exceed 33% of net pay. The test is performed at the time the loan is requested.

Q#3: PLEASE GIVE AN EXAMPLE OF THE HOW VACATION IS AWARDED.

     Someone hired in May of 1998 (second quarter) would receive five days on October 1, 1998 and another 10 days on January 1, 1999. Another example, someone hired in October of 1999 receives 10 days on April 1, 2000 and another ten days on January 1, 2001.


                              1st Calendar            2nd Calendar
     Hired during              Year Award              Year Award

     1st Calendar Qtr.        5 days on 7-1           10 days on 1-1
     2nd Calendar Qtr.        5 days on 10-1          10 days on 1-1
     3rd Calendar Qtr.        0 days                  10 days on 4-1
     4th Calendar Qtr.        0 days                  10 days on 7-1

     Vacation for employees with more than one year of service is awarded each January 1st. Note that a separate accrual schedule applies in California.

Q#4: IF THE NATIONWIDE VACATION SCHEDULE IS APPLIED TO ALLIED EMPLOYEES, HOW
     WILL IT WORK FOR EMPLOYEES WHO WERE HIRED IN THE THIRD OR FOURTH QUARTER OF 1997 AND HAVE BEEN HERE FOR ONE YEAR?

     ALLIED service will be credited for vacation award purposes therefore, an employee hired in the third or fourth quarter of 1997 would receive an award of 10 days vacation on January 1, 1999, under the Nationwide vacation schedule.




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Q#5: WILL EMPLOYEES BE COMPENSATED FOR THEIR ACCUMULATED SICK DAYS?

     Nationwide's current benefit program does not provide for a payment for unused sick leave. Should the Nationwide benefit's programs be adopted for the ALLIED employees, we anticipate no payment or compensation will be made for prior accumulated sick days under the ALLIED program. Sick leave benefits will be awarded based on combined ALLIED and Nationwide service effective 1-1-99.

Q#6: WHAT IS NATIONWIDE'S WORK WEEK? IS IT BASED ON 38.75 HOURS OR 40 HOURS?

     Nationwide's workweek varies by location. For example, Farmland Insurance Company, located in Des Moines, Iowa works a 40 hour week. You may anticipate a 40 hour work-week.

Q#7: I STARTED WITH ALLIED ON APRIL 15, 1993 AND LEFT ON JANUARY 7, 1996. I WAS
     REHIRED ON DECEMBER 31, 1996. ALLIED DID NOT TREAT THIS AS A BREAK IN SERVICE, THEREFORE, I AM FULLY VESTED IN THE ESOP PLAN. WHAT AMOUNT OF VESTING WILL I HAVE WITH NATIONWIDE ON THE DATE OF CHANGE OF CONTROL?

     Once your combined ALLIED and Nationwide service reaches 60 months, you will be fully vested in the Nationwide Insurance Enterprise Retirement Plan (NIERP) and the Nationwide Insurance Enterprise Savings Plan (NIESP).

     You will always be vested in any rollover contributions, such as your ESOP money, that is placed in the Nationwide Insurance Enterprise Savings Plan (NIESP). Under the NIESP, you will receive credit for your ALLIED service towards the 60 months of service vesting requirement for future company matching contributions to that plan. Once your combined ALLIED and Nationwide service reaches 60 months, you will be 100% vested in the company matching contributions and earnings on those contributions in the NIESP. Of course, you are always 100% vested in your contributions, any rollover contributions and any earnings on those contributions.


Q#8: I HAVE BEEN REHIRED BY ALLIED. WILL NATIONWIDE GIVE ME CREDIT FOR ALL MY
     YEARS OF SERVICE WITH ALLIED OR JUST THE PRESENT PERIOD FOR VESTING PURPOSES AND FOR VACATION?

     If your prior service was counted by ALLIED for purposes of their benefits plans after your rehire, it will generally be counted in the Nationwide pension, savings, vacation and sick leave plans if they are adopted on behalf of ALLIED employees.

Q#9: DO YOU HAVE ANY MORE DETAILS AVAILABLE ON MATERNITY LEAVE?

     The policy typically followed by the companies for uncomplicated pregnancy/maternity situations is that maternity leave may begin two weeks prior to the estimated date of delivery and continue for up to six weeks after a normal delivery or up to eight weeks after a caesarian delivery. Typically, we treat employees as disabled during this period of time. Sick leave/disability income benefits can begin earlier than this time if pregnancy prevents

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      an employee from working and can continue beyond these typical periods of absence should there be a continuing disability post-partum. The amount of benefit during this leave is determined by the sick leave schedule presented in the July 22 Update.

Q#10: I WORK 30 HOURS PER WEEK. AS A PART-TIME EMPLOYEE WILL I RECEIVE BENEFITS?

      As described in Answer #2 of the July 29 Update, sick leave, vacation, personal days and family illness day benefits are pro-rated based upon the number of hours the employee is regularly scheduled to work. For part-time employees, one day equals 1/10 of their regularly scheduled bi-weekly hours. As a part time employee you will be eligible for the Nationwide 401(k) program.

Q#11: I WAS HIRED IN SEPTEMBER OF 1995. I DO NOT MEET THE 60 MONTH RULE. IF I
      ROLL MY ESOP MONEY INTO A NATIONWIDE 401(k) CAN I BORROW AGAINST THAT? IF I CAN BORROW AGAINST THIS MONEY QUICKLY AND WITH LITTLE RESTRICTION, WHY GIVE HALF TO THE GOVERNMENT BY TAKING A CASH SETTLEMENT?

      You would typically be able to take loans against any monies that you rolled into the NIESP. The NIESP provides for a maximum loan of the lesser of (1) $50,000 reduced by your highest outstanding loan balance under all plans in the twelve months, or (2) 50% of your vested account balance. The combination of loan repayments cannot exceed 33% of net pay. So, any existing loans you may have outstanding in the ALLIED 401(k) plans may have an impact on the maximum amount you may borrow.

      Employees will have the opportunity to decide what action, withdrawal or rollover, best suits their needs, and whether they can meet their needs through the loan program in the NIESP. With the diversity of individual situations, there is no one correct answer for all employees. However, the government reinforces the position that these funds are intended to be used for long term savings by applying a penalty tax to early withdrawals but not to rollovers. And, implicit in your comments, is the recognition, that, as long as you defer taxation, by rolling your funds into the Nationwide 401(k), 100% of your monies work for you.

Q#12: DOES NATIONWIDE HAVE ANY BENEFIT TO PAY THE ADOPTIVE MOTHER FOR LEAVE
      TIME AS MATERNITY LEAVE?

      Nationwide complies with the Family Medical Leave Act of 1933 and provides up to 12 weeks of time off. Employees typically use a combination of vacation, personal days and unpaid time off to meet their bonding needs following the placement.

      The companies have long treated adopted children the same as birth children-in terms of their eligibility to participate in the various benefits plans (medical, dental, life, accident, etc.) Similarly, the companies also recognize the additional needs of parents by providing up to three family illness days per calendar year to care for a sick child.
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Q#13: I HAVE AN ANNUITY WITH ALLIED. I AM INTERESTED IN THE NATIONWIDE
      ANNUITY PLAN. PLEASE PROVIDE ME INFORMATION ON THE NATIONWIDE PLAN.

      Nationwide offers employees a number of non-qualified, tax-deferred annuities, such as The BEST of AMERICA- and Multi-flex product that are sold to the general public. The annuities are offered on a favorably-priced/reduced fee basis to employees, spouses, children and certain other family members. These products will become available to you once you become an Enterprise employee. Information on these products will be made available soon.

Q#14: WHAT IS THE PENSION PLAN FORMULA FOR NATIONWIDE?

      The pension plan formula defines the annual benefit you would receive at normal retirement, currently age 65. The formula is:

               .0125 x 5 year final average pay x years of service +

               .005 x (5 year final average pay - Social Security Covered
                       Compensation) x years of service.

      The Internal Revenue Code limits the maximum covered compensation in any one year to $160,000 and also limits the maximum service to 35 years.

      Benefits are reduced for commencement prior to age 65.

      For example, an employee with $40,000 of final average compensation, retiring in 1998, would receive a pension benefit of approximately:

               Age 55 with 15 years of service $4,800/year or 12% of final average compensation
               Age 55 with 25 years of service $8,000/year or 20% of final average compensation
               Age 55 with 35 years of service $10,800/year or 27% of final average compensation

               Age 62 with 15 years of service $8,000/year or 20% of final average compensation
               Age 62 with 25 years of service $13,200/year or 33% of final average compensation
               Age 62 with 35 years of service $18,800/year or 47% of final average compensation


      The percentages of pay replaced by the plan vary with accumulated service, compensation, and the age at which benefits begin.

Q#15: IS THE NATIONWIDE INSURANCE ENTERPRISE SAVINGS PLAN PROTECTED AGAINST
      FRAUD OR EMBEZZLEMENT?

      We are protected through a bonding policy, and there is additional protection provided according to the various state insurance guaranty associations. In addition, The Nationwide Insurance Enterprise Savings Plan incorporates all of the protections provided under the Employee Retirement Income Security Act.
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Q#16: WE ARE CONFUSED ABOUT VARIABLE ANNUITIES. HOW DO THEY WORK?

      Variables annuities are products available through insurance companies in which the investment returns vary depending upon the performance of underlying investment pools, usually mutual funds. In addition, these products usually have certain guarantees, for instance, that if the owner dies, beneficiaries will receive at least the initial amount invested. Investment earnings within variable annuities are not taxed until the assets are withdrawn. Nationwide Life Insurance Company is one of the largest writers of variable annuities.

Q#17: PLEASE PROVIDE ME WITH A COMPARISON OF IRA AND NATIONWIDE 401(k) PLAN
      ROLLOVER OPTIONS.

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Comparison of IRAs and Nationwide 401(k) Plan as Rollover Options for your ESOP Money
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                                                                              Nationwide Insurance
Similarities                             Rollover IRA                       Enterprise Savings Plan
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
No tax on ESOP rollover                     Yes                                      Yes

Earnings continue tax-deferred              Yes                                      Yes

Maximum rollover amount                     Unlimited                                Unlimited

Can roll your money over to                 Yes, but some IRA                        Yes
another IRA or 401(k) plan                  products may have
without tax                                 exit fees


Differences
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Investment choices available                Virtually any financial                  15 investment choices
                                            asset, but not collectibles
                                            or real estate


Available if your retire when you           Yes                                      No
take the ESOP distribution

Access to your money through loans          No                                       Yes, up to lesser of 50%
of vested balance or $50,000


10% penalty tax applied to...               All withdrawals taken before             Same as IRA, except with
                                            age 59 1/2, with limited                 early retirement provision
                                            exceptions                               at age 55

Spread tax liability on lump sum            Not available                            Available in limited
withdrawals over a 5 or 10 year period                                               circumstances - seek
                                                                                     advice of a tax expert

Mandatory 20% federal withholding           No                                       Yes, unless rolled to
on withdrawals                                                                       another plan or IRA

Payout options available                    Varies by product                        Installment, lump sum or
                                                                                     ad hoc



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